SHAREHOLDER MEETING (UNAUDITED)

On November 7, 2000, a shareholder meeting was held at which the following Trustees were elected and proposals were approved by shareholders, as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

PROPOSAL NO. 1:

The election of twelve persons named below to serve as Trustee of the Fund until their successors are elected and shall qualify.

                                                                                WITHHELD/
NOMINEE                                              FOR                        ABSTAIN                   TOTAL(1)
         William L. Armstrong                        9,891,223                  315,947                   10,207,170
         Robert G. Avis                              9,952,240                  254,930                   10,207,170
         George C. Bowen                             9,961,078                  246,092                   10,207,170
         Edward L. Cameron                           9,965,435                  241,735                   10,207,170
         Jon S. Fossel                               9,954,972                  252,198                   10,207,170
         Sam Freedman                                9,963,591                  243,579                   10,207,170
         Raymond J. Kalinowski                       9,956,968                  250,202                   10,207,170
         C. Howard Kast                              9,944,792                  262,378                   10,207,170
         Robert M. Kirchner                          9,937,032                  270,138                   10,207,170
         Bridget A. Macaskill                        9,959,717                  247,453                   10,207,170
         F. William Marshall                         9,962,124                  245,046                   10,207,170
         James C. Swain                              9,955,902                  251,268                   10,207,170

                  FOR                       AGAINST                    ABSTAIN                   TOTAL

PROPOSAL NO. 2:

Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Fund for the fiscal year beginning July 1, 2000.

                  9,691,941                 105,856                    409,374                   10,207,171

                                                                       WITHHELD/                 BROKER
                  FOR                       AGAINST                    ABSTAIN                   NON-VOTES               TOTAL

PROPOSAL NO. 3A:

Approval to eliminate the Fund's fundamental policy on investing in a company for the purpose of acquiring control.
                  7,204,085                 648,298                    614,126                   1,740,662               10,207,171

PROPOSAL NO. 3B:

Approval to eliminate the Fund's fundamental policy on investment of all the Fund's assets in the securities of a single open-ended management investment company, i.e. master-feeder or fund-of-funds structure.

                  6,976,854                 831,106                    658,549                   1,740,662               10,207,171

PROPOSAL NO. 4:

Approval of changes to four of the Fund's fundamental investment restrictions to permit the Fund to participate in an inter-fund lending arrangement.

                  7,196,431                 523,744                    746,334                   1,740,662               10,207,171

PROPOSAL NO. 5:

Approval of authorizing the Trustees to adopt an Amended and Restated
Declaration of Trust.

                  7,361,655                 434,310                    670,543                   1,740,663               10,207,171



1. Due to rounding with respect to the number of shares voted for each Trustee, the aggregate total of the "for" and "withheld" columns will differ by one (1) full share from the total of shares voted overall.